Exhibit 99.1

Overland Storage Reports Third Quarter Fiscal 2011 Results

Third Quarter Gross Margins Improve to 33.8%

San Diego, CA – May 12, 2011 – Overland Storage (NASDAQ: OVRL), the trusted global provider of effortless data management and data protection solutions across the data lifecycle, today reported financial results for its fiscal 2011 third quarter ended March 31, 2011.

Third Quarter Highlights:

•	Revenue from SnapServer® and SnapSAN™ series of disk-based products increased 16.3% over the third fiscal quarter of last year
•	Gross Margins of 33.8%, an improvement of 870 basis points from the third quarter of fiscal 2010
•	Strengthened balance sheet with the March 2011 private placement of approximately $15.3 million in gross proceeds
•	Added two new members to Board of Directors, bringing total board members to six

“We continue to successfully execute on our strategic plan to grow sales of our higher margin branded products and services while expanding our addressable market with new product introductions and additional strategic channel partnerships worldwide,” said Eric Kelly, President and CEO of Overland Storage. “Despite being a seasonally weak quarter, gross margins in the third quarter were up significantly year-over-year for the second consecutive quarter. Our continued positive momentum with our branded products and the additional new products we expect to introduce over the next few quarters give us strong confidence in our business going forward.”

Net revenue for the third quarter of fiscal 2011 was $17.1 million, compared to $17.9 million for the preceding quarter and $18.6 million for the third quarter of fiscal 2010.

Gross margin for the third quarter of fiscal 2011 improved to 33.8%, an increase from 31.1% for the preceding quarter and up significantly from 25.1% for the third quarter of fiscal 2010. Operating expenses were $8.6 million, a decline from $9.2 million in the preceding quarter and $9.0 million for the third quarter of fiscal 2010.

Net loss for the third quarter was $3.4 million, or a loss of $0.22 per share, compared to a net loss for the preceding quarter of $0.9 million, or a loss of $0.07 per share, which included other income of $3.0 million from the sale of a minority interest in proceeds we may receive in connection with our current IP litigation (which contributed $0.24 per share) and compared to a net loss of $2.5 million, or a loss of $0.42 per share, in the third quarter of fiscal 2010. In the third quarter of fiscal 2010, the Company reported a one-time $2.0 million tax benefit.

Total cash and cash equivalents at March 31, 2011 increased to $16.7 million, compared to $6.8 million at December 31, 2010. The increase in cash balance is primarily attributable to the Company’s private placement closed in the third fiscal quarter.

Financial Guidance:

The following statements are based on current financial data and management’s current plans and assumptions. These statements are forward-looking and subject to risks and uncertainties, and actual results may differ materially. Please refer to our Safe Harbor Statement, below.

Overland Storage is projecting that its combined revenues for the next two fiscal quarters beginning with the fiscal quarter ending June 30, 2011 will be in the range of $34.0 million to $36.0 million, with gross margins during the same period in the range of 33% to 36%.

Investor Conference Call:

Overland Storage will host an investor conference call today at 9:00 am ET (6:00 am PT) to discuss the Company’s third quarter fiscal 2011 financial results. To access the call dial (877) 941-1429 and when prompted provide the pass code “Overland Storage” to the operator. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, a live and archived webcast of the conference call will be available over the Internet at www.overlandstorage.com in the Investor Relations section.

About Overland Storage

Overland Storage is a trusted global provider of effortless data management and data protection solutions across the data lifecycle. By providing an integrated range of technologies and services for primary, nearline, offline, archival, and cloud data storage, Overland makes it easy and cost effective to manage different tiers of information over time. Whether distributed data is across the hall or across the globe, Overland enables companies to focus on building their business instead of worrying about data growth. Overland SnapServer®, SnapSAN®, NEO® and REO® solutions are available through a select network of value added resellers and system integrators. For more information, visit www.overlandstorage.com.

Safe Harbor Statement

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. This report contains certain forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believes," "hopes," "intends," "estimates," "expects," "projects," "plans," "anticipates" and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and our actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include: our ability to raise outside capital to adequately fund our operations and to service and repay debt as it comes due; our ability to maintain and increase sales volumes of our products; our ability to continue to aggressively control costs; the continued availability of our non-OEM accounts receivable financing arrangements; our ability to achieve the intended cost savings and maintain quality with our new manufacturing partner; our ability to generate cash from operations; our ability to introduce new competitive products and the degree of market acceptance of such new products; the timing and market acceptance of new products introduced by our competitors; our ability to maintain strong relationships with branded channel partners; our ability to maintain the listing of our common stock on The NASDAQ Capital Market; customers', suppliers' and creditors' perceptions of our continued

viability; rescheduling or cancellation of customer orders; loss of a major customer; general competition and price measures in the market place; unexpected shortages of critical components; worldwide information technology spending levels; and general economic conditions. Reference is also made to other factors detailed from time to time in our periodic reports filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Connect with Overland Storage:

Follow Overland on Twitter: www.twitter.com/OverlandStorage

Visit Overland on Facebook: www.facebook.com/OverlandStorage

Overland Storage, SnapServer, SnapSAN, NEO, REO and the Overland logo are trademarks Overland Storage, Inc., that may be registered in some jurisdictions. All other trademarks used are owned by their respective owners.

Investor Relations Contact:

Charles Messman or Todd Kehrli

MKR Group Inc.

323-468-2300

ovrl@mkr-group.com

Media Contact:

Elizabeth Zaborowska

Bhava Communications

overland@bhavacom.com

510-219-8127

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OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Net revenue	$17,126	$18,618	$52,629	$58,363
Cost of revenue	11,339	13,948	37,117	42,652

Gross profit	5,787	4,670	15,512	15,711

Operating expenses:
Sales and marketing	3,640	4,677	12,585	13,497
Research and development	1,989	1,481	5,470	4,402
General and administrative	2,924	2,839	9,590	8,099

Total expenses	8,553	8,997	27,645	25,998

Operating loss	(2,766)	(4,327)	(12,133)	(10,287)
Interest (expense) income, net	(243)	(418)	(960)	(1,140)
Other expense, net	(248)	337	2,524	895

Loss before income taxes	(3,257)	(4,408)	(10,569)	(10,532)
Income taxes	109	(1,902)	204	(1,754)

Net loss	(3,366)	(2,506)	(10,773)	(8,778)
Deemed dividend on preferred stock	—	(144)	—	(144)

Net loss applicable to common shareholders	$(3,366)	$(2,650)	$(10,773)	$(8,922)

Net loss per share:
Basic and Diluted	$(0.22)	$(0.42)	$(0.83)	$(1.67)

Shares used in computing net loss per share:
Basic and Diluted	15,566	6,341	13,003	5,358

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	March 31, 2011	June 30, 2010
	(unaudited)
ASSETS
Cash	$16,671	$8,852
Accounts receivable, net	11,334	13,257
Inventories	9,203	9,941
Other current assets	6,368	6,551

Total current assets	43,576	38,601
Property, plant and equipment, net	726	804
Other assets	4,206	4,920

Total assets	$48,508	$44,325

LIABILITIES & EQUITY
Current liabilities, excluding debt	$27,903	$31,047
Debt, current portion	2,115	5,171
Other long-term liabilities	5,878	5,441
Shareholders’ equity	12,612	2,666

Total liabilities and equity	$48,508	$44,325